EXHIBIT 99.1

FOR IMMEDIATE RELEASE - October 23,  2006
-----------------------------------------
Tracy, California

"Service 1st Bancorp today announced the appointment of Daisy Plovnick as Vice President of its subsidiary, Charter Services Group, Inc."

Daisy C. Plovnick has joined Charter Services Group, Inc. as Vice President.

Charter Services Group, Inc., a Service 1st Bancorp subsidiary, provides comprehensive consulting services exclusively for de novo (i.e., start-up) banks. Charter leads organizing groups from their first series of "interested party" conversations, through all aspects of the charter application construction, and the capitalization process necessary to obtain a commercial bank charter.

Ms. Plovnick has extensive management experience in both established and start-up companies. She previously served with The Kendall Company, a Tyco International Ltd. Company, as a member of their Marketing/General Management Team, heading divisions with sales upwards of $150 million dollars. In her role as Director of Marketing and Strategic Planning Manager, Plovnick oversaw mergers and acquisitions, product license/transfer agreements, and joint ventures with major corporations. Plovnick will join Bryan Hyzdu to complete Charter's executive management team.

Plovnick earned her BA from the University of Illinois and her MBA from Clark University in Worcester, MA.

Inquiries may be directed to Bryan Hyzdu at bhyzdu@service1stbank.com -or- (209) 993-2202 or John Brooks at jbrooks@service1stbank.com -or- (209) 820-7953.


                           Forward Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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